Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended August 31, 2013

(Dollars in millions)

August 2013
Domestic Card Metrics(1)
Net principal charge-offs	$225
Average loans held for investment	70,091
Net charge-off rate(2)(3)	3.85%
30+ day performing delinquencies	$2,284
Period-end loans held for investment	70,425
30+ day performing delinquency rate(4)	3.24%

International Card Metrics(1)
Net principal charge-offs	$32
Average loans held for investment	7,823
Net charge-off rate(2)	4.94%
30+ day performing delinquencies	$300
Nonperforming loans	92
Period-end loans held for investment	7,814
30+ day performing delinquency rate(4)	3.83%
Nonperforming loan rate(5)	1.18

Auto Finance Metrics
Net principal charge-offs	$52
Average loans held for investment	30,174
Net charge-off rate(2)	2.06%
30+ day performing delinquencies	$1,866
Nonperforming loans	134
Period-end loans held for investment	30,412
30+ day performing delinquency rate(4)	6.14%
Nonperforming loan rate(5)	0.44

(1)	Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.
(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	In July 2013, we completed our credit card systems platform conversion for a portion of the credit card receivables acquired with the acquisition of HSBC’s U.S. credit card business. The August 31, 2013 net charge-off rate for Domestic Card reflects a cumulative adjustment we made to the timing of bankruptcy charge-offs for the aforementioned credit card receivables as we aligned bankruptcy charge-off practices with existing Capital One policies. This adjustment caused the acceleration of bankruptcy charge-offs which resulted in an increase in the annualized net charge-off rate of approximately 35 basis points in August 2013.
(4)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.